As filed with the Securities and Exchange Commission on May 18, 2000

                                                      Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            Covenant Transport, Inc.
               (Exact name of registrant as specified in charter)


              Nevada                                     88-0320154
   (State or other jurisdiction             (I.R.S. Employer Identification No.)
 of incorporation or organization)


       400 Birmingham Highway
       Chattanooga, Tennessee                               37419
(Address of Principal Executive Offices)                  (Zip Code)


                  Covenant Transport, Inc. Incentive Stock Plan
                            (Full title of the plan)



                                 David R. Parker
                Chairman, President, and Chief Executive Officer
                            Covenant Transport, Inc.
                             400 Birmingham Highway
                          Chattanooga, Tennessee 37419
                     (Name and address of agent for service)


                                 (423) 821-1212
          (Telephone number, including area code, of agent for service)



                                    Copy to:
                              Mark A. Scudder, Esq.
                             Scudder Law Firm, P.C.
                        411 South 13th Street, Suite 200
                             Lincoln, Nebraska 68508
                                 (402) 435-3223

                         CALCULATION OF REGISTRATION FEE

==================================================== ================= ===================== ===================== =================
                                                                              Proposed          Proposed maximum       Amount of
                                                        Amount to be      maximum offering     aggregate offering     registration
Title of securities to be registered                   registered (1)    price per unit (2)        price (2)              fee
---------------------------------------------------- ----------------- --------------------- --------------------- -----------------
Class A Common Stock, ($.01 par value) ..........      651,550 shares        $12.269384            $7,994,117            $2,111
---------------------------------------------------- ----------------- --------------------- --------------------- -----------------

(1)      670,000  shares  were   registered   January  20,  1995.  The  fee  for
         registration is for the registration of the additional 651,550 shares covered by this registration statement.

(2) Estimated pursuant to Rule 457(h) of the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee. The price is based upon (i) the actual price of $13.00 for 33,750 options,
         (ii) the actual price of $11.625 for 50,000 options, (iii) the actual price of $13.125 for 16,176 options, and (iv) the average of high and low prices ($12.258) of Covenant Transport Inc. Class A common stock on May 16, 2000, as reported on the Nasdaq National Market, with respect to the 551,624 shares of Class A common stock subject to future grants under the Incentive Stock Plan.

                                     PART I

                                EXPLANATORY NOTE

         The Reoffer Prospectus filed herewith has been prepared in accordance with the requirements of Part I of Form S-3 and may be used for reofferings and resales of the Class A common stock of Covenant Transport, Inc. acquired by persons named therein pursuant to the Covenant Transport, Inc. Incentive Stock Plan. The Reoffer Prospectus filed herewith may also be used in connection with the offer and sale of securities of the Registrant registered under the Registration Statement on Form S-8 bearing registration number 33-88686 filed January 20, 1995, and amended August 15, 1996 (file No. 33-88686).

                               REOFFER PROSPECTUS


                            COVENANT TRANSPORT, INC.

                                1,297,500 SHARES
                              CLASS A COMMON STOCK
                                 Par Value $.01

     This Reoffer Prospectus relates to the offer and sale of our Class A common stock issuable (upon exercise of options or otherwise) pursuant to our Incentive Stock Plan. The shares of Class A common stock being sold will be held by persons who may be deemed to be affiliates of Covenant Transport, Inc. and such shares may be offered from time to time by such selling stockholders pursuant to this Reoffer Prospectus or one or more supplements hereto.

     We will receive none of the proceeds of this offering. All expenses incurred in connection with the preparation and filing of this Reoffer Prospectus and the related Form S-8 Registration Statement are being borne by us.

     Our Class A common stock is listed on the Nasdaq National Market and trades under the symbol CVTI. All or a portion of the Class A common stock offered hereby may be offered for sale on the Nasdaq National Market, or otherwise, at prices and terms then obtainable. All brokers' commissions, concessions, or discounts will be paid by the selling stockholders.

     These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     The date of this Reoffer Prospectus is March 31, 2000.

                               TABLE OF CONTENTS

                                                                            Page


Selling Security Holders ......................................................5

Plan of Distribution  .........................................................6

Incorporation of Information by Reference .....................................7

Indemnification of Officers and Directors  ....................................8

         No person has been authorized to give any information or to make any representations, other than those contained in this Reoffer Prospectus, in connection with the offering made hereby, and, if given or made, such information or representations must not be relied upon. Neither the delivery of this Reoffer Prospectus nor any offer, solicitation, or sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Covenant Transport, Inc. since the date hereof or that the information herein is correct as of any time subsequent to its date. This Reoffer Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make any such offer or solicitation.

                            SELLING SECURITY HOLDERS

         Class A common stock, par value $.01 per share (the "Class A Common Stock"), may be offered by certain officers and directors of Covenant Transport, Inc. ("Covenant" or the "Company"), including those current officers and directors listed below or to be named in one or more supplements to this Reoffer Prospectus (the "Selling Stockholders"), who acquire Class A Common Stock (pursuant to the exercise of options or otherwise) after the date hereof pursuant to the Company's Incentive Stock Plan (the "Plan").


----------------------------------- ----------------------------------------------------------------------------------
                                                                  Total Options Granted
----------------------------------- ----------- ------------ ----------- ----------- ---------- ----------- ----------
Name and Position                   10/28/94    06/03/96     08/07/97    08/31/98    5/20/99    02/29/00    Total
----------------------------------- ----------- ------------ ----------- ----------- ---------- ----------- ----------
David R. Parker
Chairman, President, and Chief          0        133,750         0         18,250     10,000      7,206      169,206
Executive Officer
----------------------------------- ----------- ------------ ----------- ----------- ---------- ----------- ----------
Michael W. Miller
Executive Vice President and          24,000      25,000         0         10,000     10,000      3,298       72,298
Chief Operating Officer, Director
----------------------------------- ----------- ------------ ----------- ----------- ---------- ----------- ----------
Ronald B. Pope
Senior Vice President  -              10,000      10,000         0         10,000      7,500      1,822       39,322
Sales/Marketing, Director
----------------------------------- ----------- ------------ ----------- ----------- ---------- ----------- ----------
R. H. Lovin, Jr.
Vice President - Administration,      24,000      15,000         0          7,500      7,500      1,578       55,578
Director
----------------------------------- ----------- ------------ ----------- ----------- ---------- ----------- ----------
Joey B. Hogan
Chief Financial Officer and                                    25,000      10,000     10,000      2,272       47,272
Treasurer
----------------------------------- ----------- ------------ ----------- ----------- ---------- ----------- ----------

         The above named officers and directors of the Company, on the dates stated, were granted options under the Plan to purchase the number of shares of Class A Common Stock listed opposite their names. No options under the Plan have been exercised by the above listed officers and directors. The options granted on October 28, 1994, and February 29, 2000, are 100% vested. All other options vest and become exercisable 20% on each of the first through the fifth anniversaries of the grant date. The chart below shows the number of options that are currently exercisable.


------------------------------------------------------- ---------------------------------------------------

                                                                Number of Securities Underlying
                                                                     Unexercised  Options
                                                                              (#)
                                                        ----------------------- --------------------------- ------------
                  Name and Position                          Exercisable              Unexercisable            Total
------------------------------------------------------- ----------------------- --------------------------- ------------
David R. Parker
Chairman, President, and Chief Executive Officer                91,106                    78,100              169,206
------------------------------------------------------- ----------------------- --------------------------- ------------
Michael W. Miller
Executive Vice President and Chief Operating Officer,           44,298                    28,000               72,298
Director
------------------------------------------------------- ----------------------- --------------------------- ------------
Ronald B. Pope
Vice President - Sales/Marketing, Director                      19,822                    19,500               39,322
------------------------------------------------------- ----------------------- --------------------------- ------------
R. H. Lovin, Jr.
Vice President - Administration, Director                       36,078                    19,500               55,578
------------------------------------------------------- ----------------------- --------------------------- ------------
Joey B. Hogan
Chief Financial Officer and Treasurer                           14,272                    33,000               47,272
------------------------------------------------------- ----------------------- --------------------------- ------------

         David R. Parker, Chairman of the Board, President, and Chief Executive Officer of the Company, owns approximately 32% of the outstanding Class A Common Stock and 100% of the Company's Class B Common Stock. Mr. Parker's combined holdings comprise over 43% of all of the Company's outstanding capital stock. No other individual listed above would own as much as one percent of the Company's outstanding Common Stock upon exercise of all options granted.

                              PLAN OF DISTRIBUTION

         The Selling Stockholders may sell Common Stock in any of the following ways: (i) through dealers; (ii) through agents; or (iii) directly to one or more purchasers. The distribution of the Class A Common Stock may be effected from time to time in one or more transactions on the Nasdaq National Market (or on such other national stock exchanges on which the Class A Common Stock may be traded from time to time) in transactions that may include special offerings, exchange distributions, and/or secondary distributions pursuant to and in accordance with the rules of such exchanges, otherwise in the over-the-counter market, or in transactions other than on such markets, or a combination of such transactions. Any such transaction may be effected at the market price prevailing at the time of sale, at a price related to such prevailing market price, at a negotiated price, or at a fixed price. The Selling Stockholders may effect such transactions by selling Class A Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or commissions from purchasers of Class A Common Stock for whom they may act as agent.

         The Selling Stockholders and any broker-dealers or agents that participate in the distribution of Class A Common Stock by them might be deemed to be underwriters, and any discounts, commissions, or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions, under the Securities Act of 1933 (the "1933 Act"). The Selling Stockholders shall bear all expenses with respect to the offering of the Class A Common Stock, except the costs associated with registering the Class A Common Stock under the 1933 Act and preparing this Reoffer Prospectus, which costs shall be borne by the Company.

         Any Class A Common Stock covered by this Reoffer Prospectus that qualifies for sale pursuant to Rule 144 under the 1933 Act may be sold under that Rule rather than pursuant to this Reoffer Prospectus.

                    INCORPORATION OF INFORMATION BY REFERENCE

         The following documents previously filed by the Company with the United States Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"), are hereby incorporated by reference in this Reoffer Prospectus:

     a. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999; and

     b. The description of the Company's Class A Common Stock contained under the caption "Description of Registrant's Securities to be Registered" in the Company's registration statement on Form 8-A filed September 30, 1994, which incorporates by reference the information under the heading "Description of Capital Stock" in the prospectus dated October 28, 1994, included in the Company's Registration Statement on Form S-1 (No. 33-82978, effective October 28, 1994), including any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Reoffer Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Reoffer Prospectus or in any other subsequently filed document modifies or supersedes such statement. Such subsequently filed document is hereby incorporated by reference in this Reoffer Prospectus.

         Copies of any or all information incorporated by reference in this Reoffer Prospectus not included or delivered herewith shall be provided without charge to each person to whom a Reoffer Prospectus is delivered, including any beneficial owner, upon written or oral request therefor to Joey B. Hogan, Treasurer and Chief Financial Officer, Covenant Transport, Inc., 400 Birmingham Highway, Chattanooga, Tennessee 37419, (423) 821-1212.

         Covenant is subject to the informational requirements of the 1934 Act and, in accordance therewith, files reports, proxy statements, and other information with the Commission. Such reports, proxy statements, and other information may be inspected and copies may be obtained (at prescribed rates) at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers. The Registration Statement (as defined herein), as well as subsequent reports, proxy, and information statements, and other information concerning Covenant that is filed electronically with the Commission is available at the web site maintained by the Commission at http://www.sec.gov. Additional information about the Company is available at its web site http://www.covenanttransport.com.

         This Reoffer Prospectus does not contain all of the information set forth in the Form S-8 Registration Statement (herein collectively, together with all amendments and exhibits, referred to as the "Registration Statement") of which this Reoffer Prospectus is a part and which the Company has filed with the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof, copies of which can be inspected at, or obtained at prescribed rates from, the Public Reference Room of the Commission at the address set forth above. Additional updating information with respect to the Company may be provided in the future by means of appendices or supplements to this Reoffer Prospectus.

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Nevada General Corporation Law provides for the indemnification of officers and directors (and others) under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Nevada corporations to indemnify their officers and directors under certain circumstance against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

         Article VII of the Company's Articles of Incorporation and Article X of the Company's Bylaws provide that the Company's directors and officers shall be indemnified against liabilities they may incur while serving in such capacities to the fullest extent allowed by the Nevada General Corporation Law. Under these indemnification provisions, the Company is required to indemnify its directors and officers against any reasonable expenses (including attorneys' fees) incurred by them in the defense of any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, to which they were made a party, or in defense of any claim, issue, or matter therein, by reason of the fact that they are or were a director or officer of the Company or while a director or officer of the Company are or were serving at the Company's request as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise unless it is ultimately determined by a court of competent jurisdiction that they failed to act in a manner they believed in good faith to be in, or not opposed to, the best interests of the Company, and with respect to any criminal proceeding, had reasonable cause to believe their conduct was lawful. The Company will advance expenses incurred by directors or officers in defending any such action, suit, or proceeding upon receipt of written confirmation from such officers or directors that they have met certain standards of conduct and an undertaking by or on behalf of such officers or directors to repay such advances if it is ultimately determined that they are not entitled to indemnification by the Company. The Company may, through indemnification agreements, insurance, or otherwise, provide additional indemnification. The Company has entered into indemnification agreements with each of its directors and executive officers.

         Article VI of the Company's Articles of Incorporation eliminates, to the fullest extent permitted by law, the liability of directors and officers for monetary or other damages for breach of fiduciary duties to the Company and its stockholders as a director or officer.

         Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to officers, directors, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

                                    Part II

Pursuant to General Instruction E of Form S-8 ("Registration of Additional Securities"), the Registrant hereby makes the following statement:

         On January 20, 1995, the Registrant filed with the Securities and Exchange Commission a Registration Statement on Form S-8, which was subsequently amended August 15, 1996, (SEC file No. 33-88686) (the "Prior Registration Statement") relating to shares of the Registrant's Class A Common Stock ($.01 par value) to be issued pursuant to the Covenant Transport, Inc. Incentive Stock Plan (the "Incentive Stock Plan"), and the Prior Registration Statement is currently effective. This Registration Statement relates to securities (a) of the same class as those to which the Prior Registration Statement relates and (b) to be issued pursuant to the Incentive Stock Plan. The Prior Registration Statement is incorporated herein by reference.

The following exhibits are filed as a part of this Registration Statement:


------------------- ------------------------------------------------------------------------------------------------
   Exhibit No.                                 Exhibit
------------------- ------------------------------------------------------------------------------------------------
        5           Opinion of Scudder Law Firm, P.C.
------------------- ------------------------------------------------------------------------------------------------
       23.1         Consent of PricewaterhouseCoopers LLP
------------------- ------------------------------------------------------------------------------------------------
       23.2         Consent of Scudder Law Firm, P.C. (contained in Exhibit 5 hereto)
------------------- ------------------------------------------------------------------------------------------------
        24          Power of Attorney (contained in the signature page to this Registration Statement)
------------------- ------------------------------------------------------------------------------------------------

                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee on March 31, 2000.

                                  COVENANT TRANSPORT, INC.


                                  By:      /s/ David R. Parker
                                           -------------------
                                           David R. Parker,
                                           Chairman of the Board, President, and
                                           Chief Executive Officer


                                POWER OF ATTORNEY

         Each person whose signature appears below hereby appoints David R. Parker, Mark A. Scudder, and Joey B. Hogan, and each of them, as attorneys-in-fact with full power of substitution, to execute in their respective names, individually and in each capacity stated below, any and all amendments (including post-effective amendments) to this Registration Statement as the attorney-in-fact and to file any such amendment to the Registration Statement, exhibits thereto, and documents required in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and their substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and their substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


      Signatures                         Title                        Date


/s/ David R. Parker           Chairman of the Board, President,
--------------------------    and Chief Executive Officer;
David R. Parker               Director (principal executive
                              officer)                            March 31, 2000

/s/ Joey B. Hogan             Treasurer and Chief Financial
--------------------------    Officer (principal financial and
Joey B. Hogan                 accounting officer)                 March 31, 2000

                              Executive Vice President, Chief
--------------------------    Operating Officer; Director
Michael W. Miller

                              Vice President - Administration,
--------------------------    Secretary;  Director
R.H. Lovin, Jr.

/s/ William T. Alt
--------------------------
William T. Alt                Director                            March 31, 2000

/s/ Robert E. Bosworth
--------------------------
Robert E. Bosworth            Director                            March 31, 2000

/s/ Hugh O. Maclellan
--------------------------
Hugh O. Maclellan             Director                            March 31, 2000

/s/ Mark A. Scudder
--------------------------
Mark A. Scudder               Director                            March 31, 2000


------------------- ------------------------------------------------------------------------------------------------
   Exhibit No.                                                  Exhibit
------------------- ------------------------------------------------------------------------------------------------
        5           Opinion of Scudder Law Firm, P.C.
------------------- ------------------------------------------------------------------------------------------------
       23.1         Consent of PricewaterhouseCoopers LLP
------------------- ------------------------------------------------------------------------------------------------
       23.2         Consent of Scudder Law Firm, P.C. (contained in Exhibit 5 hereto)
------------------- ------------------------------------------------------------------------------------------------
        24          Power of Attorney (contained in the signature page to this Registration Statement)
------------------- ------------------------------------------------------------------------------------------------